SKYFLYER INC. COMPLETES ACQUISITION
OF MINERAL PROSPECT IN SASKATCHEWAN, CANADA

Point Roberts, Washington – Skyflyer Inc. (OTCBB: SKFL) (the “Company”) announced today that it has completed the acquisition of two mineral claim applications located in the Province of Saskatchewan, Canada. These mineral claim applications are known collectively as the “Blackstone Lake Property.”

The Blackstone Lake Property is located approximately 100 to 125 km (approximately 62 to 77 miles) south of the Athabasca Basin, and covers approximately 23,722 acres. The Athabasca Basin is host to several high grade uranium deposits and the Company believes that the Blackstone Lake Property in particular shows good potential for hosted uranium and/or gold deposits. The Company is preparing a preliminary exploration proposal for the Blackstone Lake Property that is expected to cost approximately $200,000 and include a compilation and review of all historic data on the property and surrounding area, and an airborne electromagnetic and/or radiometric survey.

In order to acquire the Blackstone Lake Property, the Company paid an aggregate of $200,000 to the vendor and granted the vendor a royalty on any net smelter returns from the property. The royalty will be equal to 3% of any net smelter returns, unless the price of uranium exceeds $100 per pound, in which case the royalty will increase to 15% of net smelter returns. To finance the purchase price, the Company obtained a loan for $280,000, repayable on or before April 30, 2009, with interest at a rate of 8% per annum.

Skyflyer Inc.’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: SKFL) and in Germany on the Frankfurt Stock Exchange (WKN: A0LCMC, ISIN: US83082R1077).

This press release may contain, in addition to historical information, forward-looking statements. These forward looking statements are based on management's expectations and beliefs, and may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that the Blackstone Lake Property contains any commercially viable mineral deposits. Any activities that the Company undertakes on the Blackstone Lake Property during the next twelve months will be exploratory in nature. In addition, the Company currently does not have sufficient financial resources to conduct the planned exploration program for the property and there are no assurances that the Company will be able to obtain sufficient financing on terms that are acceptable to it. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

SKYFLYER INC.

/s/ John Boschert
John Boschert, Secretary